Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	M. Keith Waddell Vice Chairman, President and Chief Financial Officer (650) 234-6000
ROBERT HALF UPDATES FOURTH-QUARTER GUIDANCE FOR IMPACT OF NEW U.S. TAX LAW
MENLO PARK, Calif., December 27, 2017 — Robert Half International Inc. (NYSE symbol: RHI) today reported that it expects to record a one-time non-cash charge to its provision for income taxes in an estimated amount of $34 million to $38 million, or approximately $.27 to $.31 per share, in the fourth quarter of 2017, resulting from the recently enacted Tax Cuts and Jobs Act (TCJA). The charge results solely from a revaluation of the Company's estimated deferred income tax net assets as of December 31, 2017. The Company has reviewed the other provisions in TCJA, including any U.S. tax on unrepatriated foreign earnings, and concluded that they have no material impact on the Company's net income in the fourth quarter of 2017. No other changes to the Company's previous guidance are being made. After this charge, net income per share guidance for the fourth quarter of 2017 is $.29 to $.39 per share.
While the Company anticipates subsequent regulation associated with TCJA will be forthcoming and will provide additional guidance on application of the law, it is estimated that beginning in 2018, the Company's global effective income tax rate will be in the range of 26 percent to 28 percent.
Founded in 1948, Robert Half is the world’s first and largest specialized staffing firm and a recognized leader in professional consulting and staffing services. The company’s specialized staffing divisions include Accountemps®, Robert Half® Finance & Accounting and Robert Half® Management Resources, for temporary, full-time and senior-level project professionals, respectively, in the fields of accounting and finance; OfficeTeam®, for highly skilled administrative support professionals; Robert Half® Technology, for project and full-time technology professionals; Robert Half® Legal, for project and full-time staffing of lawyers, paralegals and legal support personnel; and The Creative Group®, for interactive, design, marketing, advertising and public relations professionals. Robert Half also is the parent company of Protiviti®, a global consulting firm that provides clients with consulting solutions in finance, technology, operations, data, analytics, governance, risk and internal audit.
Robert Half has staffing and consulting operations in more than 400 locations worldwide.
Certain information contained in this press release and its attachments may be deemed forward-looking statements regarding events and financial trends that may affect the company’s future operating results or financial positions. These statements may be identified by words such as “estimate”, “forecast”, “project”, “plan”, “intend”, “believe”, “expect”, “anticipate”, or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements.
These risks and uncertainties include, but are not limited to, the following: changes to or new interpretations of U.S. or international tax regulations, the global financial and economic situation; changes in levels of unemployment and other economic conditions in the United States or foreign countries where the company does business, or in particular regions or industries; reduction in the supply of candidates for temporary employment or the company’s ability to attract candidates; the entry of new competitors into the marketplace or expansion by existing competitors; the ability of the company to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions; the impact of competitive pressures, including any change in the demand for the company's services, on the company’s ability to maintain its margins; the possibility of the company incurring liability for its activities, including the activities of its temporary employees, or for events impacting its temporary employees on clients' premises; the possibility that adverse publicity could impact the company’s ability to attract and retain clients and candidates; the success of the company in attracting, training, and retaining qualified management personnel and other staff employees; the company's ability to comply with governmental regulations affecting personnel services businesses in particular or employer/employee relationships in general; whether there will be ongoing demand for Sarbanes-Oxley or other regulatory compliance services; the company's reliance on short-term contracts for a significant percentage of its business; litigation relating to prior or current transactions or activities, including litigation that may be disclosed from time to time in the company's SEC filings; the ability of the company to manage its international operations and comply with foreign laws and regulations; the impact of fluctuations in foreign currency exchange rates; the possibility that the additional costs the company will incur as a result of healthcare reform legislation may adversely affect the company's profit margins or the demand for the company's services; the possibility that the company's computer and communications hardware and software systems could be damaged or their service interrupted; and the possibility that the company may fail to maintain adequate financial and management controls and as a result suffer errors in its financial reporting.
Additionally, with respect to Protiviti, other risks and uncertainties include the fact that future success will depend on its ability to retain employees and attract clients; there can be no assurance that there will be ongoing demand for Sarbanes-Oxley or other regulatory compliance services; failure to produce projected revenues could adversely affect financial results; and there is the possibility of involvement in litigation relating to prior or current transactions or activities.
Because long-term contracts are not a significant part of the company's business, future results cannot be reliably predicted by considering past trends or extrapolating past results. The company undertakes no obligation to update information contained in this release.
A copy of this release is available at www.roberthalf.com/investor-center.